Exhibit 10.1

CHAIRMAN CONSULTING AGREEMENT

THIS CHAIRMAN CONSULTING AGREEMENT (“Agreement”) between Leslie H. Cross (“Cross”), an individual, and Alphatec Holdings, Inc., a Delaware corporation having a principal place of business of 5818 El Camino Real, Carlsbad, California 92008, (the “Company”) is made effective as of July 27, 2011 (the “Effective Date”).

WHEREAS, the Company wishes to engage the services of Cross, and Cross wishes to accept such an engagement with the Company, on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Company and Cross agree as follows:

1.        Position and Duties. The Company hereby engages Cross as the non-executive Chairman of the Board of Directors (the “Board”) of the Company. As such, Cross shall have the responsibilities, duties and authority reasonably expected of a non-executive Chairman of the Board, as more specifically defined in the Bylaws of the Company and as may be further defined by the Board. Cross hereby accepts this engagement upon the terms and conditions herein contained and agrees to devote as much of his professional time, attention, and efforts as necessary to promote and further the business of the Company. Cross shall faithfully adhere to, execute, and fulfill his responsibilities, duties and authorities, and shall comply with all Board directives and policies established or adopted by the Company. Subject to the restrictions set forth in Section 7 of this Agreement, if during the Term, Cross desires to render services to any other organization, prior to agreeing to provide those services, he shall disclose to the Board in writing the identity of the organization and the nature of the services to be performed.

2. Term.

(a)    Cross’s engagement under this Agreement shall be for a one (1) year period beginning on the Effective Date and ending on the day preceding the first anniversary of the Effective Date (the “Term”). The Term shall be extended for successive one year engagements, each commencing on the first and second anniversaries of the Effective Date, provided that (i) Cross is re-elected to the Board; and (ii) the Board affirms his appointment as Chairman for the successive year.

(b)    The Term shall expire upon the earlier of: (i) the date upon which Cross no longer serves on the Board; and (ii) any earlier date requested by either (1) the Company (as evidenced by a vote of a majority of the Board (excluding Cross) at a meeting of the Board), or (2) Cross (as evidenced by written notice from Cross to the Board).

3.        Compensation. The Company shall provide Cross the following compensation in exchange for his services as Chairman.

(a)    Cash Compensation. During the Term, the Company shall pay Cross an annual fee of $100,000, payable in twelve equal, monthly installments on the last business day of each month.

(b)    Equity Compensation. During the Term, the Company shall annually issue Cross a number of registered shares of the Company’s common stock equal to (i) $100,000 divided by (ii) the closing price of one share of the Company’s common stock on the date of issuance, which date shall be the Effective Date for the first year of the Term, and the date of Board affirmation of Cross as Chairman in any subsequent Term, as reported on NASDAQ, (the “Shares”). The Shares shall initially be unvested. One third of the Shares shall vest on each of the first, second and third anniversaries of the date of issuance, provided that the stock performance metric set forth in Exhibit A attached hereto (the “Stock Performance Metric”) has been achieved, as determined by the Compensation Committee of the Board in its sole reasonable discretion. Any shares that do not vest on an applicable vesting date shall not be subject to vesting in the future. Notwithstanding the foregoing, any unvested Shares that have not been previously eligible for vesting, but did not vest due to the non-achievement of the Stock Performance Metric shall vest on the business day immediately prior to the consummation of a Change in Control (as defined in the Plan referenced below). Cross may file an election under Section 83(b) of the United States Internal Revenue Code within thirty (30) days of the Effective Date, provided Cross provides the Company with a copy of such election. The Company shall retain any certificates representing Cross’ ownership of the Shares until Cross vests in such Shares. The Shares shall be subject, in all respects, to (i) the Alphatec Holdings, Inc. 2005 Employee, Director and Consultant Stock Plan, as amended (the “Plan”); and (ii) a Restricted Stock Agreement to be entered into by Cross and the Company.

(c)    Expenses. The Company shall reimburse Cross for all ordinary and reasonable out-of-pocket business expenses incurred by him in connection with his performance of services for the Company during Term, provided Cross submits an expense reimbursement request and supporting documentation in accordance with the Company’s expense reimbursement policy in effect from time to time.

(d)    No Other Compensation. The payments and benefits set forth in Section 3 are in lieu of any other payments or benefits that Cross would otherwise receive as a director of the Company, and Cross hereby waives any right or entitlement to such payments or benefits.

4.        Compensation on Termination. On the date this Agreement terminates pursuant to Section 2, the Company shall pay Cross the fees payable under Section 3(a) through the effective date of termination and reimburse any reasonable expenses incurred on or prior to the effective date of termination under Section 3(c). Any shares that remain unvested under Section 3(b) on the effective date of termination shall be immediately forfeited. If following the termination of this Agreement, Cross remains a director of the Company, he shall be entitled to receive any compensation otherwise payable to him as a director.

5. Intellectual	Property.

(a)    Cross agrees that all ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, designs, developments, apparatus, techniques and methods (all of the foregoing being hereinafter referred to as “inventions”) which relate to the Company’s business, whether or not reduced to practice and whether patentable or copyrightable, which Cross may conceive, reduce to practice or develop during the Term (such inventions to be referred to as “Company inventions”), whether alone or in conjunction with another or others, shall be the sole and exclusive property of the Company, and Cross shall not publish any of the Company inventions without the prior written consent of the Company. Cross hereby assigns to the Company all of his right, title and interest in and to all Company inventions. Cross further agrees to maintain and furnish to the Company complete and current records of all or any Company inventions and to disclose to the Company in writing the creation of any Company invention.

(b)    At any time during or after the Term, Cross agrees that he will fully cooperate with the Company and its attorneys and agents in the preparation and filing of all papers and other documents as may be required to perfect the Company’s rights in and to any Company invention, including, but not limited to, joining in any proceeding to obtain letters patent, copyrights, trademarks or other legal rights of the United States and of any and all other countries on such inventions, provided that the Company will bear the expense of such proceedings, and that Cross shall assign to the Company any patent or other legal right so issued to him personally. Cross hereby designates the Company as his agent and grants to the Company a power of attorney with full power of substitution (which power of attorney shall be deemed coupled with an interest) for the purpose of effecting the foregoing assignments from Cross to the Company.

(c)    The foregoing provisions shall not require Cross to assign to the Company any invention that is developed by Cross: (i) entirely on his own time or in connection with his services for another organization; (ii) without using any of the Company’s equipment, supplies, facilities or Confidential Information; (iii) that does not relate to the business actually conducted or reasonably anticipated to be conducted by the Company or one of its affiliates; and (iv) does not otherwise arise out of any of Cross’ services for the Company under this Agreement.

6.        Confidentiality. In connection with his engagement under this Agreement, Cross will be exposed to, and may develop or create, certain information concerning the research, business, inventions, products, proposed new products, designs, data, results, clinical testing programs, manufacturing processes and techniques, customers and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to the Company (collectively, “Confidential Information”). Cross hereby agrees not to disclose or use, other than in connection with his services performed for the Company or its affiliates, any Confidential Information without the Company’s prior, written consent, unless such information becomes publicly available through no fault of Cross or a third party obligated by contract or other legal duty to keep such information confidential. Cross further agrees not to make any notes or memoranda relating to the business of the Company, other than for the Company’s benefit. In addition, Cross agrees promptly upon the Company’s request to return to the Company or permanently destroy (at the Company’s option) any and all documentary, machine-readable, electronic, magnetic or other elements or evidence based on or containing Confidential Information and any copies that may be in Cross’ possession or under his control. The provisions of this Section 6 shall apply both during and after the Term.

7.        No Competition. During the Term, Cross shall not, alone or as a partner, officer, director, consultant, employee, stockholder or otherwise, engage in any commercial employment, consulting or business activity, occupation or other activity that is or is intended to be competitive with the Company, provided, however, that the holding by Cross of any investment in any security shall not be deemed to be a violation of this Section 7 if such investment does not constitute over five percent (5%) of the outstanding issue of such security. The term “Field of Interest” means implants and biologic-based products implanted into the human body to treat spinal disorders.

8.        No Solicitation. During the Term and for a period of one (1) year after the Term’s expiration for any reason, Cross will not, on Cross’ own behalf or on behalf of any other person, partnership, association, corporation or other entity, directly or indirectly solicit (either orally or in writing), or in any manner attempt to influence or induce (i) any employee of the Company to leave the employment of the Company, or (ii) any surgeon, hospital, surgery center, supplier or agent of the Company to terminate, modify or amend its then-current relationship with the Company.

9.        Special Remedy. The restrictions in Sections 5, 6, 7 and 8 of this Agreement are necessary for the protection of the Company’s business and goodwill. Cross acknowledges that the restrictions are reasonable and that any breach or threatened breach of Section 5, 6, 7 or 8 of this Agreement will cause the Company substantial and irreparable damage. Accordingly, in the event of any breach or threatened breach of Section 5, 6, 7 or 8 of this Agreement, in addition to any other remedies that may be available by contract or at law, the Company shall have the right to seek specific performance by Cross and to seek temporary, preliminary and permanent relief enjoining Cross from any breach or threatened breach.

10.        No Conflicting Agreements. Cross represents and warrants that he is not a party to any commitments or obligations inconsistent with this Agreement and hereby agrees to indemnify and hold the Company harmless against any claim based upon circumstances alleged to be inconsistent with or in breach of this representation and warranty. During the Term, Cross will not enter into any agreement, whether oral or written, in conflict with this Agreement.

11.        Notices. All notices and other communications under this Agreement shall be in writing, and shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested, addressed to the party at the address set forth in the preamble of this Agreement, or to such other address as a party may subsequently designate in writing to the other party.

12.        Successors and Assigns. This Agreement shall be binding on and inure to the benefit of both parties and their respective successors and assigns, including any corporation into which the Company may be merged or which may succeed to its assets or business, provided, however, that Cross’ obligations are personal and shall not be assigned by him. The Company may assign this Agreement following the delivery of written notice to Cross.

13.        Enforceability. The invalidity or unenforceability of any provision of this Agreement as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement. Moreover, if Section 5, 6, 7 or 8 of this Agreement shall for any reason be held to be excessively broad as to scope activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limited or reducing it, so as to be enforceable to the extent compatible with applicable governing law.

14.        Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Cross.

15.        No Waiver. No delay or omission by the Company or Cross in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be in writing and shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

16.        Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without regard to any state’s conflict of law rules. Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware State Courts for the adjudication of any dispute arising under or related to this Agreement. Each party further waives any objection to the jurisdiction of the Delaware State Courts on the ground of improper or inconvenient forum and waives any right to have a dispute to be tried before a jury to the fullest extent permitted by law.

17.        Entire Agreement. This Agreement and the Stock Grant Agreement under the Plan constitute the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

18. Construction.	This Agreement has been prepared jointly and shall not be strictly construed against either party.

19.        Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executive this Agreement as of the Effective Date.

ALPHATEC HOLDINGS, INC.	LESLIE H. CROSS

By: /s/ Dirk Kuyper	/s/ Leslie H. Cross
Name: Dirk Kuyper
Title: President and CEO